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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                    -----------------------------------------


                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                    SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                       Commission File Number  000-28295
                                                             -----------


                           CORRECTIONAL SYSTEMS, INC.
         ---------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                6910A Miramar Rd., Suite 200, San Diego, CA 92121
         ---------------------------------------------------------------
             (Address, including zip code, and telephone number,
               including area code, of registrant's principal
                              executive offices)


                                Common Stock
         ---------------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                    None
         ---------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       /X/    Rule 12h-3(b)(1)(ii)       / /

       Rule 12g-4(a)(1)(ii)      / /    Rule 12h-3(b)(2)(i)        / /

       Rule 12g-4(a)(2)(i)       / /    Rule 12h-3(b)(2)(ii)       / /

       Rule 12g-4(a)(2)(ii)      / /    Rule 15d-6                 / /

       Rule 12h-3(b)(1)(i)       / /


     Approximate number of holders of record as of the certification or notice date: 80
             --


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Correctional Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 29, 2001                     By:   /s/ JOHN FORREN
      ---------------------                 ---------------------------------
                                               John Forren
                                               President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


SEC 2069 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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